Frontier Airlines Reports Improved Profitability for the Third Quarter of 2022
DENVER - October 26, 2022 - Frontier Group Holdings, Inc. (Nasdaq: ULCC), parent company of Frontier Airlines, Inc., today reported a quarterly profit for the third quarter of 2022, its second consecutive quarterly profit, underpinned by record ancillary revenue per passenger and an improvement in unit costs.
Total operating revenue for the third quarter of 2022 was $906 million, 35 percent higher than the corresponding quarter in 2019. Ancillary revenue per passenger during the quarter was a record $78, 38 percent higher than the corresponding quarter in 2019, contributing to a 26 percent increase in revenue per available seat mile ("RASM") over the same period. Operating expenses totaled $850 million or 10.57 cents of costs per available seat mile ("CASM") during the third quarter, which was 11 percent lower than the prior quarter. Comments about relative operating statistics exclude pandemic-affected quarters during 2020.
Earnings before taxes for the quarter were $58 million, while adjusted (non-GAAP) earnings before taxes were $47 million, reflecting a pre-tax margin of 6.4 percent and an adjusted pre-tax margin of 5.2 percent (on a non-GAAP basis excluding special items). Net income for the third quarter of 2022 was $31 million, or $33 million on an adjusted (non-GAAP) basis.
"We are proud of our 26 percent increase in RASM versus 2019 and the improvement in unit costs versus the second quarter, which delivered an adjusted pre-tax margin of 5.2 percent, nearly double the prior quarter margin," said Barry Biffle, president and CEO. "Further, we achieved another record quarter of $78 of ancillary revenue per passenger."
"Leisure demand has structurally changed with customers having more flexibility and a desire to travel more often," Biffle added. "With our Low Fares Done Right model and significant order book of A320neo family aircraft, Frontier is positioned to capture a disproportionate share of the growing leisure segment as America's ultra-low-cost carrier. The dedicated members of Team Frontier are the foundation of our success, and I'm immensely proud of them."
The following is a summary of select financial results for the third quarter of 2022, including both GAAP and adjusted (non-GAAP) metrics. Refer to “Reconciliations of Non-GAAP Financial Information” in the appendix of this release.

(unaudited, in millions, except for percentages)
	Three Months Ended September 30,
	2022		2021		2019
	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)	As Reported (GAAP)	Adjusted (Non-GAAP)
Total operating revenues	$906	$906	$630	$630	$669	$669
Total operating expenses	$850	$861	$587	$658	$560	$581
Pre-tax income (loss)	$58	$47	$41	$(30)	$113	$92
Pre-tax income (loss) margin	6.4%	5.2%	6.5%	(4.8)%	16.9%	13.8%
Net income (loss)	$31	$33	$23	$(24)	$87	$72
Third Quarter 2022 Highlights:
•Achieved total operating revenues of $906 million, 35 percent higher than the corresponding quarter in 2019 and 44 percent higher than the corresponding quarter in 2021
•Generated a record $78 of ancillary revenue per passenger during the third quarter of 2022, 38 percent higher than the corresponding quarter in 2019, 23 percent higher than the corresponding quarter in 2021 and four percent higher than the prior quarter

•Realized a 6.4 percent pre-tax margin, or a 5.2 percent adjusted pre-tax margin (on a non-GAAP basis excluding special items), nearly double the adjusted pre-tax margin in the prior quarter
•Ended the quarter in a strong liquidity position with $674 million of unrestricted cash and cash equivalents, or $251 million net of total debt
•Took delivery of the first 240-seat A321neo aircraft in late September and two A320neo aircraft during the quarter, bringing the total fleet size to 115 aircraft and increasing the proportion of the fleet comprised of the more fuel-efficient A320neo family aircraft to 70 percent as of September 30, 2022
•Operated the most fuel-efficient fleet of all major U.S. carriers when measured by available seat miles ("ASMs") per fuel gallon consumed, generating 101 ASMs per gallon during the third quarter of 2022, four percent higher than the corresponding quarter in 2019
•Announced expanded service in 18 domestic markets and seven international markets

Looking forward to the fourth quarter, the Company expects strong travel demand and continued RASM strength, with capacity anticipated to grow 15 to 17 percent versus the corresponding quarter in 2019. Adjusted pre-tax margin is anticipated to be between 3 and 7 percent (on a non-GAAP basis excluding special items). See "Forward Guidance" below for further information, including with respect to non-GAAP guidance.
Revenue Performance
Total GAAP operating revenue for the third quarter of 2022 was $906 million, 35 percent higher than the corresponding quarter in 2019, with total operating revenue per passenger of $135, 24 percent higher than the corresponding quarter in 2019. Ancillary revenue per passenger during the quarter was a record $78, 38 percent higher than the corresponding quarter in 2019, contributing to a 26 percent increase in RASM over the same period. The exceptional revenue performance was achieved alongside capacity growth of eight percent over the corresponding quarter in 2019 to eight billion ASMs.
Average daily aircraft utilization increased to 11.1 hours per day in the third quarter of 2022, with a further improvement to over 11.5 hours per day expected in the fourth quarter as operations continue to normalize through the travel recovery.
Cost Performance
Total operating expenses for the third quarter of 2022 were $850 million, including $12 million in net transaction and merger-related credits associated with the Company's terminated combination with Spirit Airlines, Inc. ("Spirit") and $1 million of costs related to a one-time contract ratification incentive for the Company's aircraft technicians. Excluding these items, adjusted (non-GAAP) total operating expenses were $861 million, including $306 million of fuel expenses at an average cost of $3.85 per gallon. Adjusted (non-GAAP) total operating expenses (excluding fuel) were $555 million. On a unit basis, CASM was 10.57 cents in the third quarter, while adjusted CASM was 10.71 cents and adjusted CASM (excluding fuel), was 6.90 cents.
Adjusted CASM including net interest in the third quarter totaled 10.68 cents and was eight percent lower than the prior quarter, primarily due to a 13 percent lower average fuel cost per gallon coupled with lower station costs, higher utilization and longer stage length, partly offset by higher maintenance costs.
Adjusted CASM (excluding fuel), declined 5 percent compared to the prior quarter, to 6.90 cents, and is expected to further improve in the fourth quarter as utilization continues to normalize towards pre-pandemic levels and cost management efforts materialize. Additionally, the Company accepted delivery of its first A321neo aircraft at the end of September 2022. This aircraft is expected to drive meaningful scale efficiencies by way of fuel savings and higher average seats per departure. Another five A321neo aircraft deliveries are expected during the fourth quarter of 2022, with a total of 36 expected by the end of 2023, including direct leases. Compared to the corresponding quarter in 2019,

Adjusted CASM, excluding fuel, was higher due, in part, to lower average daily aircraft utilization and stage length, which are continuing to recover to more optimal levels, as well as labor cost inflation.
Cash and Liquidity
Frontier ended the third quarter of 2022 with $674 million of unrestricted cash and cash equivalents, or $251 million net of total debt. The Company is able to access substantial liquidity, if desired, through its co-brand credit card program and related brand assets based on similar debt financings by other airlines.
Fleet
As of September 30, 2022, Frontier had a fleet of 115 Airbus single-aisle aircraft, all financed with operating leases that expire between 2022 and 2034, as follows:

Equipment	Quantity	Seats
A320neo	80	186
A320ceo	13	180 - 186
A321ceo	21	230
A321neo	1	240
Total fleet	115
Frontier’s fleet is the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed, generating 101 ASMs per gallon during the third quarter of 2022, four percent higher than the corresponding quarter in 2019.
Frontier took delivery of two A320neo and its first A321neo aircraft during the third quarter.
As of September 30, 2022, the Company had commitments to take delivery of an additional 236 aircraft to be delivered through 2029, including purchase commitments for 69 A320neo aircraft, 157 A321neo aircraft and another 10 A321neo aircraft through direct leases.
During the fourth quarter of 2022, the Company expects seven A320neo family aircraft deliveries, of which five are A321neo aircraft. By the end of 2023, the Company expects to have a total of 36 A321neo aircraft in its fleet. The A320neo family of aircraft is anticipated to contribute meaningfully to a reduction in CASM, supported by the A321neo's materially higher seats per departure compared to the Company's current average and significantly higher fuel efficiency, leading to improved cost efficiency versus industry carriers.
Forward Guidance
The fourth quarter 2022 guidance provided below is based on the Company's current estimates and is not a guarantee of future performance. This guidance is subject to significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the SEC. Frontier undertakes no duty to update any forward-looking statements or estimates, except as required by applicable law. Further, this guidance excludes special items because such amounts cannot be determined at this time.
Looking forward to the fourth quarter, the Company expects strong travel demand and continued RASM strength, bolstered by continued improvement in ancillary revenue performance. Capacity is anticipated to grow 15 to 17 percent versus the corresponding quarter in 2019. Fuel costs are expected to be between $3.70 to $3.75 per gallon based on the blended fuel curve on October 21, 2022 and adjusted (non-GAAP) total operating expenses (excluding fuel) are anticipated to be between $565 and $585 million. Adjusted pre-tax margin is anticipated to be between 3 and 7 percent (on a non-GAAP basis excluding special items). The current forward guidance estimates are presented in the following table:

Fourth Quarter
2022(a)
Capacity growth (versus 4Q 2019)(b)	15% to 17%
Adjusted total operating expenses (excluding fuel) ($ millions)(c)	$565 to $585
Average fuel cost per gallon(d)	$3.70 to $3.75
Effective tax rate	24%
Adjusted pre-tax margin	3% to 7%
Pre-delivery deposits, net of refunds - year-over-year change ($ millions)	$25
Other capital expenditures ($ millions) (e)	$30-$35
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(a)Includes guidance on certain non-GAAP measures, including adjusted total operating expenses (excluding fuel) and adjusted pre-tax margin, and which excludes, among other things, special items. The Company is unable to reconcile these forward-looking projections to GAAP as the nature or amount of such special items cannot be determined at this time.
(b)The Company's guidance is based on its expectation that demand will continue to recover to more normalized levels; the Company will monitor and adjust capacity levels as appropriate. Given the dynamic nature of the current demand environment, including any impact from COVID-19 variants, the actual capacity adjustments made by the Company may be different than what is currently expected, and those differences may be material.
(c)Amount estimated excludes fuel expense and special items, the latter of which are not estimable at this time. The amount takes into consideration the additional expected capacity and the Company's continued investment in the post-pandemic recovery.
(d)Estimated fuel cost per gallon is based upon the blended jet fuel curve on October 21, 2022 and is inclusive of estimated fuel taxes and into-plane fuel costs.
(e)Other capital expenditures estimate includes capitalized heavy maintenance.
Investor Day
Frontier will host an Investor Day on November 15, 2022 from 9:00 a.m. Eastern Time (USA) until approximately 11:30 a.m. Eastern Time (USA) at Nasdaq's Times Square headquarters in New York City, NY. The event will feature a panel of speakers from the Frontier executive management team along with Justin Dennis, President of ATP Flight School ("ATP"), who will expand on the recently launched pilot cadet program, a unique partnership between Frontier and ATP.
The event will be live streamed and an archive will be available on the investor relations section of the Company's website. Registration is required for both in-person and virtual settings, though in-person participants must register at least 24 hours in advance of the event. For more information and to register, visit ir.flyfrontier.com or investorday2022.flyfrontier.com.
Conference Call

Frontier’s quarterly earnings conference call is scheduled to be held today, October 26, 2022, at 4:30 p.m. Eastern Time (USA). The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company's website at https://ir.flyfrontier.com/news-and-events/events. For those unavailable for the live webcast, the call will be archived and available for at least 30 days on the investor relations section of the Company's website.
About Frontier Airlines
Frontier Airlines, Inc., a subsidiary of Frontier Group Holdings, Inc. (Nasdaq: ULCC), is committed to “Low Fares Done Right.” Headquartered in Denver, Colorado, the Company operates 115 A320 family aircraft and has among the largest A320neo family fleets in the U.S. The use of these aircraft and Frontier’s seating configuration, weight-saving tactics and baggage process have all contributed to Frontier’s continued ability to be the most fuel-efficient of all major U.S. carriers when measured by ASMs per fuel gallon consumed. With more than 230 new Airbus planes on order, including direct leases, Frontier will continue to grow to deliver on the mission of providing affordable travel across America.

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain statements in this release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to the Company’s operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.
Actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the potential future impacts of the COVID-19 pandemic, including any future variants or subvariants of the virus, and possible outbreaks of another disease or similar public health threat in the future, on the Company’s business, operating results, financial condition, liquidity and near-term and long-term strategic operating plan, including possible additional adverse impacts resulting from the duration and spread of the pandemic; unfavorable economic and political conditions in the states where the Company operates and globally; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel, including as a result of the recent conflict between Russia and Ukraine; the Company's reliance on technology and automated systems to operate its business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, the technology or systems; the Company’s reliance on third-party service providers and the impact of any failure of these parties to perform as expected, or interruptions in the Company's relationships with these providers or their provision of services; adverse publicity; and/or harm to the Company's brand or reputation; reduced travel demand and potential tort liability as a result of an accident, catastrophe or incident involving the Company, its codeshare partners, or another airline; terrorist attacks, international hostilities or other security events, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry; increasing privacy and data security obligations or a significant data breach; further changes to the airline industry with respect to alliances and joint business arrangements or due to consolidations; changes in the Company's network strategy or other factors outside its control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into less favorable aircraft orders; the Company's reliance on a single supplier for its aircraft and two suppliers for its engines, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions on the Company's operations; extended interruptions or disruptions in service at major airports where the Company operates; the impacts of seasonality and other factors associated with the airline industry; the Company's failure to realize the full value of its intangible assets or its long-lived assets, causing the Company to record impairments; the costs of compliance with extensive government regulation of the airline industry; costs, liabilities and risks associated with environmental regulation and climate change; the Company's inability to accept or integrate new aircraft into the Company's fleet as planned; the impacts of the Company's significant amount of financial leverage from fixed obligations, the possibility the Company may seek material amounts of additional financial liquidity in the short-term and the impacts of insufficient liquidity on the Company's financial condition and business; failure to comply with the covenants in the Company's financing agreements or failure to comply with financial and other covenants governing the Company's other debt; changes in, or failure to retain, the Company's senior management team or other key employees; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or arrangement relating to these actions; increases in insurance costs or inadequate insurance coverage; and other risks and uncertainties set forth from time to time under sections captioned "Risk Factors" in the Company's reports and other documents filed with the SEC, including the Company's Quarterly Report on Form 10-Q being filed at or around the date hereof.

Frontier Group Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except for per share data)

	Three Months Ended September 30,			Percent Change		Nine Months Ended September 30,			Percent Change
	2022	2021	2019	2022 vs. 2021	2022 vs. 2019	2022	2021	2019	2022 vs. 2021	2022 vs. 2019
Operating revenues:
Passenger	$883	$610	$652	45%	35%	$2,361	$1,408	$1,807	68%	31%
Other	23	20	17	15%	35%	59	43	46	37%	28%
Total operating revenues	906	630	669	44%	35%	2,420	1,451	1,853	67%	31%

Operating expenses:
Aircraft fuel	306	166	164	84%	87%	856	389	468	120%	83%
Salaries, wages and benefits	182	161	108	13%	69%	528	454	373	16%	42%
Aircraft rent	140	128	96	9%	46%	401	399	270	1%	49%
Station operations	101	108	91	(6)%	11%	326	285	252	14%	29%
Sales and marketing	42	33	36	27%	17%	120	80	96	50%	25%
Maintenance, materials and repairs	42	29	24	45%	75%	107	82	60	30%	78%
Depreciation and amortization	8	10	10	(20)%	(20)%	36	28	35	29%	3%
CARES Act credits	—	(72)	—	N/M	N/M	—	(295)	—	N/M	N/M
Transaction and merger-related costs, net	(12)	—	—	N/M	N/M	8	—	—	N/M	N/M
Other operating	41	24	31	71%	32%	128	60	58	113%	121%
Total operating expenses	850	587	560	45%	52%	2,510	1,482	1,612	69%	56%
Operating income (loss)	56	43	109	30%	(49)%	(90)	(31)	241	190%	N/M
Other income (expense):
Interest expense	(4)	(4)	(2)	—%	100%	(16)	(31)	(8)	(48)%	100%
Capitalized interest	3	1	2	200%	50%	6	3	8	100%	(25)%
Interest income and other	3	1	4	200%	(25)%	5	1	12	400%	(58)%
Total other income (expense)	2	(2)	4	N/M	(50)%	(5)	(27)	12	(81)%	N/M
Income (loss) before income taxes	58	41	113	41%	(49)%	(95)	(58)	253	64%	N/M
Income tax expense (benefit)	27	18	26	50%	4%	(18)	(9)	58	100%	N/M
Net income (loss)	$31	$23	$87	35%	(64)%	$(77)	$(49)	$195	57%	N/M
Earnings (loss) per share:
Basic (a)	$0.13	$0.10	$0.40	30%	(68)%	$(0.36)	$(0.23)	$0.93	57%	N/M
Diluted (a)	$0.13	$0.10	$0.40	30%	(68)%	$(0.36)	$(0.23)	$0.93	57%	N/M

Weighted average shares outstanding:
Basic (a)	218	215	199	1%	10%	218	210	199	4%	10%
Diluted (a)	220	218	200	1%	10%	218	210	200	4%	9%
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(a)Share amounts included in the basic and diluted earnings (loss) per share calculations for 2022 and 2021, as reflected in the condensed consolidated statements of operations, include the impact of the 15 million shares issued and sold by the Company as part of its initial public offering that closed on April 6, 2021. Additionally, in periods of net income, the dilutive impact of the 3.1 million warrants outstanding relating to CARES Act funding, any non-participating options and unvested restricted stock units are included in the diluted earnings per share calculations. In addition, most of the Company's 7.5 million outstanding options are participating securities and are therefore not expected to be part of the Company's diluted share count under the two-class method until they are exercised, but, in periods of net income, are included as an adjustment to the numerator of the Company's earnings per share calculation as they are eligible to participate in the Company's earnings. The participating securities impact has been subtracted from periods presented with positive net income in the computation of basic and diluted earnings per share.

Frontier Group Holdings, Inc. Selected Operating Statistics (unaudited)

	Three Months Ended September 30,			Percent Change		Nine Months Ended September 30,			Percent Change
	2022	2021	2019	2022 vs. 2021	2022 vs. 2019	2022	2021	2019	2022 vs. 2021	2022 vs. 2019
Available seat miles (ASMs) (millions)	8,040	7,505	7,463	7%	8%	23,076	19,031	20,560	21%	12%
Departures	42,627	40,418	37,432	5%	14%	122,040	101,953	100,802	20%	21%
Average stage length (statute miles)	974	960	1,033	1%	(6)%	976	965	1,055	1%	(7)%
Block hours	113,922	107,038	103,185	6%	10%	329,533	269,655	284,149	22%	16%
Average aircraft in service	112	109	90	3%	24%	111	105	86	6%	29%
Aircraft – end of period	115	112	93	3%	24%	115	112	93	3%	24%
Average daily aircraft utilization (hours)	11.1	10.6	12.5	5%	(11)%	10.9	9.4	12.2	16%	(11)%
Passengers (thousands)	6,704	5,958	6,137	13%	9%	18,650	14,813	16,713	26%	12%
Average seats per departure	193	193	192	—%	1%	193	193	192	—%	1%
Revenue passenger miles (RPMs) (millions)	6,635	5,807	6,405	14%	4%	18,547	14,562	17,797	27%	4%
Load Factor (%)	82.5%	77.4%	85.8%	5.1 pts	(3.3) pts	80.4%	76.5%	86.6%	3.9 pts	(6.2) pts
Fare revenue per passenger ($)	57.57	42.74	52.60	35%	9%	55.49	38.36	54.15	45%	2%
Non-fare passenger revenue per passenger ($)	74.18	59.77	53.64	24%	38%	71.09	56.72	53.97	25%	32%
Other revenue per passenger ($)	3.45	3.24	2.68	6%	29%	3.18	2.85	2.74	12%	16%
Total ancillary revenue per passenger ($)	77.63	63.01	56.32	23%	38%	74.27	59.57	56.71	25%	31%
Total revenue per passenger ($)	135.20	105.75	108.92	28%	24%	129.76	97.93	110.86	33%	17%
Total revenue per available seat mile (RASM) (¢)	11.27	8.40	8.96	34%	26%	10.49	7.62	9.01	38%	16%
Cost per available seat mile (CASM) (¢)	10.57	7.83	7.49	35%	41%	10.88	7.79	7.84	40%	39%
CASM (excluding fuel) (¢)	6.76	5.62	5.29	20%	28%	7.17	5.74	5.56	25%	29%
CASM + net interest (¢)	10.55	7.85	7.44	34%	42%	10.90	7.93	7.78	37%	40%
Adjusted CASM (¢)	10.71	8.77	7.77	22%	38%	10.80	9.28	7.79	16%	39%
Adjusted CASM (excluding fuel) (¢)	6.90	6.55	5.57	5%	24%	7.09	7.24	5.52	(2)%	28%
Adjusted CASM + net interest (¢)	10.68	8.79	7.72	22%	38%	10.79	9.31	7.73	16%	40%
Fuel cost per gallon ($)	3.85	2.19	2.13	76%	81%	3.76	2.06	2.21	83%	70%
Fuel gallons consumed (thousands)	79,566	75,938	76,898	5%	3%	227,559	189,003	211,774	20%	7%
Employees (FTE)	6,126	5,405	4,811	13%	27%	6,126	5,405	4,811	13%	27%

Reconciliations of Non-GAAP Financial Information
The Company is providing below a reconciliation of GAAP financial information to the non-GAAP financial information provided. The non-GAAP financial information is included to provide supplemental disclosures because the Company believes they are useful additional indicators of, among other things, its operating and cost performance. These non-GAAP financial measures have limitations as analytical tools. Because of these limitations, determinations of the Company’s operating performance or CASM excluding unrealized gains and losses, special items or other items should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. These non-GAAP financial measures may be presented on a different basis than other companies using similarly titled non-GAAP financial measures.
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
Net income (loss), as reported	$31	$23	$87	$(77)	$(49)	$195

Non-GAAP Adjustments:
Aircraft Rent
Early lease termination costs(a)	—	1	—	—	10	—
Salaries, wages and benefits
Collective bargaining contract ratification(b)	1	—	—	2	—	18
Pilot phantom equity(c)	—	—	(21)	—	—	(13)
Flight attendant early out program(d)	—	—	—	—	—	5
Depreciation and amortization
Asset impairment(e)	—	—	—	7	—	—
Early lease termination costs(a)	—	—	—	—	1	—
Other operating expenses
Transaction and merger-related costs, net(f)	(12)	—	—	8	—	—
CARES Act – grant recognition and employee retention credits(g)	—	(72)	—	—	(295)	—
Interest expense
CARES Act – write-off of deferred financing costs due to paydown of loan(h)	—	—	—	7	—	—
CARES Act – mark to market impact for warrants(i)	—	—	—	—	22	—
Pre-tax impact	(11)	(71)	(21)	24	(262)	10

Tax benefit (expense), non-GAAP(j)	13	24	6	(3)	64	(2)
Net income (loss) impact	2	(47)	(15)	21	(198)	8

Adjusted net income (loss), non-GAAP(k)	$33	$(24)	$72	$(56)	$(247)	$203

Income (loss) before income taxes, as reported	$58	$41	$113	$(95)	$(58)	$253
Pre-tax impact	(11)	(71)	(21)	24	(262)	10
Adjusted pre-tax income (loss), non-GAAP(k)	$47	$(30)	$92	$(71)	$(320)	$263

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(a)As a result of an early termination and buyout agreement executed in May 2021 with one of the Company’s lessors, Frontier was able to accelerate the removal of the remaining four A319 aircraft from its fleet. These aircraft were originally scheduled to return in December 2021 and were instead returned during the second and third quarters of 2021. The Company incurred $1 million and $10 million in aircraft rent costs during the three and nine months ended September 30, 2021, respectively, and $1 million in depreciation costs during the nine months ended September 30, 2021 relating to the acceleration and resulting changes to its lease return obligations.
(b)Represents (i) $1 million and $2 million of costs related to a one-time incentive bonus and related payroll adjustments during the three and nine months ended September 30, 2022, respectively, resulting from the May 2022 contract ratification with IBT, the union representing the Company's aircraft technicians and (ii) $18 million of costs related to a one-time contract ratification incentive plus payroll-related taxes and certain other compensation and benefits-related accruals earned through March 31, 2019 and committed to by the Company as part of a tentative agreement with the union representing the Company's flight attendants that was reached in March 2019 for a contract that was ratified and became effective in May 2019.
(c)Represents the impact of the change in value and vesting of phantom equity units pursuant to the Pilot Phantom Equity Plan. In accordance with the amended and restated phantom equity agreement, the remaining phantom equity obligation became fixed as of December 31, 2019 and was no longer subject to valuation adjustments.
(d)Represents expenses associated with an early out program agreed to in 2019 with the Company's flight attendants, payable throughout 2019, 2020 and 2021.
(e)Represents a write-off of capitalized software development costs as a result of a termination of a vendor arrangement.
(f)For the three and nine months ended September 30, 2022, adjustments represent $4 million and $16 million, respectively, in transaction costs, including banking, legal and accounting fees, and $9 million and $17 million, respectively, in employee retention costs incurred in connection with the proposed merger with Spirit, offset by $25 million in reimbursements from Spirit after the termination of the Merger Agreement in each of the three and nine months ended September 30, 2022.
(g)Represents the recognition of $72 million and $278 million of grant funding received from the U.S. government for payroll support during the three and nine months ended September 30, 2021, respectively, in addition to $17 million in employee retention credits the Company qualified for under the CARES Act during the nine months ended September 30, 2021.
(h)On February 2, 2022, the Company repaid the Treasury Loan which resulted in a one-time write-off of the remaining $7 million in debt acquisition costs. This amount is a component of interest expense.
(i)Represents the mark to market adjustment to the value of the warrants issued as part of the funding provided under the CARES Act. This amount is a component of interest expense. As a result of the Company's initial public offering and the resulting reclassification of warrants from liability-based awards to equity-based awards, as of April 6, 2021, the Company no longer uses mark to market accounting for the warrants.
(j)Represents the tax impact of the non-GAAP adjustments. For purposes of determining the tax rate applicable to adjusted (i.e., non-GAAP) net income (loss) with respect to the three and nine months ended September 30, 2022, the Company established its adjusted effective tax rate by using September 30, 2022 actual results. In contrast, for all prior interim periods, the Company determined its effective tax rate on a non-GAAP basis by using full year actual and projected results to determine the effective tax rate to calculate adjusted net income (loss). Management believes the use of September 30, 2022 actuals to calculate an adjusted tax rate for the three and nine month interim periods then ended provides a more meaningful relationship between income tax expense and adjusted pre-tax income (loss) than would be produced using the full year and projected results method due to the shift from an adjusted pre-tax loss in early 2022 to actual and forecasted profitability in the third and fourth quarters of 2022 combined with an expectation of annual adjusted pre-tax results being near break-even and the resulting impact of non-deductible items. GAAP permits the use of the actual results method under such circumstances. However, the foregoing methodology has been applied solely to the non-GAAP presentation and the Company continues to calculate income tax expense on a GAAP basis for all periods presented using the estimated annual effective tax rate method which uses an expectation of full year 2022 pre-tax income (loss) in the determination of interim effective tax rates as this method does not produce significant variations in the customary relationship between income tax expense and pre-tax accounting income. The tax impact on the 2021 adjustments takes into consideration the non-deductibility of the warrant mark to market adjustments.
(k)Adjusted net income (loss) and adjusted pre-tax income (loss) are included as a supplemental disclosure because they are a useful indicator of its operating performance. Derivations of net income (loss) are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry.
Adjusted net income (loss) and adjusted pre-tax income (loss) have limitations as an analytical tool. Adjusted net income (loss) and adjusted pre-tax income (loss) do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of the Company's ongoing operations and does not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments, and other companies in the industry may calculate adjusted net income (loss) and adjusted pre-tax income (loss) differently than the Company does, limiting its usefulness as a comparative measure. Because of these limitations, adjusted net income (loss) and adjusted pre-tax income (loss) should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of adjusted net income (loss) and adjusted pre-tax income (loss) are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of net income, including adjusted net income (loss) and adjusted pre-tax income (loss), as presented may not be directly comparable to similarly titled measures presented by other companies. For the foregoing reasons, adjusted net income (loss) and adjusted pre-tax income (loss) have significant limitations which affect its use as an indicator of the Company's profitability. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of Total Operating Expenses to Adjusted Total Operating Expenses and Adjusted Total Operating Expenses (excluding fuel)
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019
Total operating expenses, as reported(a)	$850	$587	$560	$2,510	$1,482	$1,612
Transaction and merger-related costs, net	12	—	—	(8)	—	—
Asset impairment	—	—	—	(7)	—	—
Collective bargaining contract ratification	(1)	—	—	(2)	—	(18)
Early lease termination costs	—	(1)	—	—	(11)	—
CARES Act – grant recognition and employee retention credits	—	72	—	—	295	—
Pilot phantom equity	—	—	21	—	—	13
Flight attendant early out program	—	—	—	—	—	(5)
Adjusted total operating expenses, non-GAAP(b)	861	658	581	2,493	1,766	1,602
Aircraft fuel	(306)	(166)	(164)	(856)	(389)	(468)
Adjusted total operating expenses (excluding fuel), non-GAAP(b)	$555	$492	$417	$1,637	$1,377	$1,134

Total operating expenses, as reported	$850	$587	$560	$2,510	$1,482	$1,612
Aircraft fuel	(306)	(166)	(164)	(856)	(389)	(468)
Total operating expenses (excluding fuel)	$544	$421	$396	$1,654	$1,093	$1,144
__________________
(a)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)" above for discussion on adjusting items.
(b)Adjusted total operating expenses and adjusted total operating expenses (excluding fuel) are included as supplemental disclosures because the Company believes they are useful indicators of its operating performance. Derivations of total operating expenses are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry.
Adjusted total operating expenses and adjusted total operating expenses (excluding fuel) have limitations as analytical tools and other companies in the industry may calculate adjusted total operating expenses and adjusted total operating expenses (excluding fuel) differently than the Company does, limiting their usefulness as comparative measures. Because of these limitations, adjusted total operating expenses and adjusted total operating expenses (excluding fuel) should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of adjusted total operating expenses and adjusted total operating expenses (excluding fuel) are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of total operating expenses, including adjusted total operating expenses and adjusted total operating expenses (excluding fuel) as presented may not be directly comparable to similarly titled measures presented by other companies. For the foregoing reasons, adjusted total operating expenses and adjusted total operating expenses (excluding fuel) have significant limitations which affect their use as an indicator of the Company's profitability. Accordingly, you are cautioned not to place undue reliance on this information.

Reconciliation of EBITDA and EBITDAR to Adjusted EBITDA and Adjusted EBITDAR
($ in millions) (unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	2019	2022	2021	2019

EBITDA, EBITDAR, Adjusted EBITDA and Adjusted EBITDAR reconciliation (unaudited):
Net income (loss)	$31	$23	$87	$(77)	$(49)	$195
Plus (minus):
Interest expense	4	4	2	16	31	8
Capitalized interest	(3)	(1)	(2)	(6)	(3)	(8)
Interest income and other	(3)	(1)	(4)	(5)	(1)	(12)
Income tax expense (benefit)	27	18	26	(18)	(9)	58
Depreciation and amortization	8	10	10	36	28	35
EBITDA	64	53	119	(54)	(3)	276
Plus: Aircraft rent	140	128	96	401	399	270
EBITDAR	$204	$181	$215	$347	$396	$546

EBITDA	$64	$53	$119	$(54)	$(3)	$276
Plus (minus)(a):
Transaction and merger-related costs, net	(12)	—	—	8	—	—
Collective bargaining contract ratification	1	—	—	2	—	18
Early lease termination costs	—	1	—	—	10	—
CARES Act – grant recognition and employee retention credits	—	(72)	—	—	(295)	—
Pilot phantom equity	—	—	(21)	—	—	(13)
Flight attendant early out program	—	—	—	—	—	5
Adjusted EBITDA(b)	53	(18)	98	(44)	(288)	286
Plus: Aircraft rent(c)	140	127	96	401	389	270
Adjusted EBITDAR(d)	$193	$109	$194	$357	$101	$556
__________________
(a)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)” above for discussion on adjusting items.
(b)EBITDA and adjusted EBITDA are included as supplemental disclosures because the Company believes they are useful indicators of its operating performance. Derivations of EBITDA are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the industry.
EBITDA and adjusted EBITDA do not reflect the impact of certain cash charges resulting from matters the Company considers not to be indicative of its ongoing operations; EBITDA and adjusted EBITDA do not reflect the Company's cash expenditures, or future requirements, for capital expenditures or contractual commitments; EBITDA and adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; EBITDA and adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's indebtedness or possible cash requirements related to its warrants; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and adjusted EBITDA do not reflect any cash requirements for such replacements; and other companies in the airline industry may calculate EBITDA and adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure. Because of these limitations, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for performance measures calculated in accordance with GAAP. In addition, because derivations of EBITDA and adjusted EBITDA are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, derivations of EBITDA, including adjusted EBITDA, as presented may not be directly comparable to similarly titled measures presented by other companies.
For the foregoing reasons, each of EBITDA and adjusted EBITDA have significant limitations which affect its use as an indicator of the Company's profitability. Accordingly, you are cautioned not to place undue reliance on this information.
(c)Represents aircraft rent expense included in adjusted EBITDA. Excludes aircraft rent expense of $1 million and $10 million for the three and nine months ended September 30, 2021, respectively, for costs incurred due to the early termination of the Company's A319 leased aircraft. See footnote (a) under the caption “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)”.
(d)EBITDAR and adjusted EBITDAR are included as supplemental disclosures because the Company believes they are useful solely as valuation metrics for airlines as their calculations isolates the effects of financing in general, the accounting effects of capital spending and acquisitions (primarily aircraft, which may be acquired directly, directly subject to acquisition debt, by capital lease or by operating lease, each of which is presented differently for accounting purposes), and income taxes, which may vary significantly between periods and for different airlines for reasons unrelated to the underlying value of a particular airline. However, EBITDAR and adjusted EBITDAR are not determined in accordance with GAAP, are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, EBITDAR and adjusted EBITDAR, as presented, may not be directly comparable to similarly titled measures presented by other companies. In addition, EBITDAR and adjusted EBITDAR should not be viewed as a measure of overall performance since they exclude aircraft rent, which is a normal, recurring cash operating expense that is necessary to operate the business. Accordingly, you are cautioned not to place undue reliance on this information.
Reconciliation of CASM to Adjusted CASM (excluding fuel), Adjusted CASM and Adjusted CASM including net interest
(unaudited)

	Three Months Ended September 30,
	2022		2021		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		10.57		7.83		7.49
Aircraft fuel	(306)	(3.81)	(166)	(2.21)	(164)	(2.20)
CASM (excluding fuel)		6.76		5.62		5.29
Transaction and merger-related costs, net	12	0.15	—	—	—	—
Collective bargaining contract ratification	(1)	(0.01)	—	—	—	—
Early lease termination costs	—	—	(1)	(0.02)	—	—
CARES Act – grant recognition	—	—	72	0.95	—	—
Pilot phantom equity	—	—	—	—	21	0.28
Adjusted CASM (excluding fuel)(c)		6.90		6.55		5.57
Aircraft fuel	306	3.81	166	2.22	164	2.20
Adjusted CASM(d)		10.71		8.77		7.77
Net interest expense (income)	(2)	(0.03)	2	0.02	(4)	(0.05)
Adjusted CASM + net interest(e)		10.68		8.79		7.72

CASM		10.57		7.83		7.49
Net interest expense (income)	(2)	(0.02)	2	0.02	(4)	(0.05)
CASM + net interest		10.55		7.85		7.44
__________________
(a)Cost per ASM figures may not recalculate due to rounding
(b)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)" above for discussion on adjusting items.
(c)Adjusted CASM (excluding fuel) is included as a supplemental disclosure because the Company believes that excluding aircraft fuel is useful to investors as it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The price of fuel, over which the Company has limited control, impacts the comparability of period-to-period financial performance, and excluding allows management an additional tool to understand and analyze the Company's non-fuel costs and core operating performance, and increases comparability with other airlines that also provide a similar metric. Adjusted CASM (excluding fuel) is not determined in accordance with GAAP and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
(d)Adjusted CASM is included as supplemental disclosure because the Company believes it is a useful metric to properly compare the Company’s cost management and performance to other peers, as derivations of adjusted CASM are well-recognized performance measurements in the airline industry that are frequently used by the Company's management, as well as by investors, securities analysts and other interested parties in comparing the operating performance of companies in the airline industry. Additionally, the Company believes this metric is useful because it removes certain items that may not be indicative of base operating performance or future results. Adjusted CASM is not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.
(e)Adjusted CASM including net interest is included as a supplemental disclosure because the Company believes it is a useful metric to properly compare the Company's cost management and performance to other peers that may have different capital structures and financing strategies, particularly as it relates to financing primary operating assets such as aircraft and engines. Additionally, the Company believes this metric is useful because it removes certain items that may not be indicative of base operating performance or future results. Adjusted CASM including net interest is not determined in accordance with GAAP, may not be comparable across all carriers and should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP.

Reconciliation of CASM to Adjusted CASM (excluding fuel), Adjusted CASM and Adjusted CASM including net interest
(unaudited)

	Nine Months Ended September 30,
	2022		2021		2019
	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)	($ in millions)	Per ASM (¢)
CASM(a)(b)		10.88		7.79		7.84
Aircraft fuel	(856)	(3.71)	(389)	(2.05)	(468)	(2.28)
CASM (excluding fuel)		7.17		5.74		5.56
Transaction and merger-related costs, net	(8)	(0.04)	—	—	—	—
Asset impairment	(7)	(0.03)	—	—	—	—
Collective bargaining contract ratification	(2)	(0.01)	—	—	(18)	(0.09)
Early lease termination costs	—	—	(11)	(0.05)	—	—
Cares Act – grant recognition and employee retention credits	—	—	295	1.55	—	—
Pilot phantom equity	—	—	—	—	13	0.07
Flight attendant early out program	—	—	—	—	(5)	(0.02)
Adjusted CASM (excluding fuel)		7.09		7.24		5.52
Aircraft fuel	856	3.71	389	2.04	468	2.27
Adjusted CASM		10.80		9.28		7.79
Net interest expense (income)	5	0.02	27	0.14	(12)	(0.06)
CARES Act – write-off of deferred financing costs due to paydown of loan	(7)	(0.03)	—	—	—	—
CARES Act – mark to market impact for warrants	—	—	(22)	(0.11)	—	—
Adjusted CASM + net interest		10.79		9.31		7.73

CASM		10.88		7.79		7.84
Net interest expense (income)	5	0.02	27	0.14	(12)	(0.06)
CASM + net interest		10.90		7.93		7.78
__________________
(a)Cost per ASM figures may not recalculate due to rounding.
(b)See “Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) and Adjusted Pre-tax Income (Loss)” above for discussion on adjusting items.
Contacts:
Jennifer F. de la Cruz, Corporate Communications
Email: JenniferF.Delacruz@flyfrontier.com Phone: 720.374.4207
David Erdman, Investor Relations
Email: David.Erdman@flyfrontier.com Phone: 720.798.5886